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Exhibit 23


Deloitte & Touche LLP
50 Fremont Street                         Telephone: (415) 783-4000
San Francisco, California 94105-2230      Facsimile: (415) 783-4329



To the Board of Directors and Shareholders of The Gap, Inc.:

We consent to the incorporation by reference in the following Registration Statements of The Gap, Inc. on Form S-8: No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-54688, No. 33-54690, No. 33-56021, No. 333-
00417, No. 333-12337, No. 333-36265, No. 333-68285, No. 333-72921, No. 333-76523
and No. 333-47508, and Registration Nos. 333-70991 and 333-54842 on Form S-3 of our report dated February 28, 2001, appearing in this Annual Report on Form 10-K of The Gap, Inc. for the fiscal year ended February 3, 2001.



/s/ Deloitte & Touche LLP
San Francisco, California
April 2, 2001